Exhibit 3.1(i)(b)

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify: FIRST: That at a meeting of the Board of Directors of resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows: RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "______________________" so that, as amended, said Article shall be and read as follows: SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment. THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ________________ day of ________________, 20_____. By:____________________________________ Authorized Office r Title:____________________________________ Name: ____________________________________ Print or Type ElectroMedical Technologies, Inc. FOURTH The aggregate number of shares which the Corporation shall have the authority to issue is Fifty One million (51,000,000), including Fifty Million (50,000,000) shares of capital stock designated "Common Stock" with a par value of $0.00001 per share and One Million (1,000,000) designated as “Series A Preferred” Shares, no par value. 9th June 20 Chief Executive Officer Matthew Wolfson